Exhibit 99.1

American Eagle Outfitters Reports Record Fourth Quarter and Annual Revenue

3.4.20

Fourth Quarter Comparable Sales Rose 2%, Marking 20 Consecutive Quarters of Growth

PITTSBURGH — (BUSINESS WIRE) – American Eagle Outfitters, Inc. (NYSE: AEO) today reported EPS of $0.03 for the 13 weeks ended February 1, 2020. This compared to $0.43 for the 13 weeks ended February 2, 2019. Adjusted EPS of $0.37 excludes $0.34 of impairment, restructuring and related charges discussed below.

For the 52 weeks ended February 1, 2020, the company reported EPS of $1.12. This compared to $1.47 for the 52 weeks ended February 2, 2019. Adjusted EPS of $1.48 excludes $0.36 of impairment, restructuring and related charges and compared to adjusted EPS of $1.48 last year, which excluded $0.01 of restructuring and related charges. The EPS figures refer to diluted earnings per share.

Jay Schottenstein, AEO’s Chairman and Chief Executive Officer commented, “Although we faced some challenges in 2019, we made good progress on our strategic growth pillars, posting record revenues. We saw strong customer engagement and positive traffic across brands and channels. Aerie delivered exceptional growth, led by its unique brand positioning and strong customer connection, and has significant runway ahead. American Eagle saw growth in its signature jeans and bottoms categories, where we continue to gain meaningful market share. I’m also pleased that we successfully cleared through excess holiday inventory, ending the year well-positioned.

“Looking ahead, we are laser focused on areas of underperformance and strengthening profit margins. Product improvements, inventory management and gaining efficiencies are top priorities. Our healthy brands and strong balance sheet position us well to compete in today’s market and we are excited to build upon our strengths and seize the many opportunities ahead for AEO.”

Adjusted amounts represent Non-GAAP results, as described in the accompanying GAAP to Non-GAAP reconciliations.

Fourth Quarter 2019 Results

•

Total net revenue for the 13 weeks ended February 1, 2020 increased $70 million, or 6% to $1.31 billion compared to $1.24 billion for the 13 weeks ended February 2, 2019. Consolidated comparable sales increased 2% over the period ended February 2, 2019, following a 6% increase last year. This marked the 20th consecutive quarter of positive comparable sales.

•

By brand, American Eagle comparable sales decreased 3%, compared to a 3% increase last year. Aerie’s comparable sales increased 26%, following a 23% increase last year, marking the 21st consecutive quarter of double-digit sales growth.

•

Gross profit decreased $23 million or 5% to $408 million, compared to $431 million last year. The gross margin rate of 31.0% declined from 34.6% last year. Higher markdowns were the primary cause of the reduction to last year. Increased distribution center and delivery costs were offset by lower incentives and slight rent leverage.

•

Selling, general and administrative expense of $287 million decreased slightly from $288 million last year. As a rate to revenue, SG&A leveraged 130 basis points to 21.8%, primarily reflecting lower incentives, partly offset by higher professional services fees.

•	Depreciation and amortization expense increased 8% to $44 million, increasing 10 basis points to 3.4% as a rate to revenue.

•

Operating income of $0.5 million compared to $101 million last year. Adjusted operating income of $77 million excluded $76 million of impairment and restructuring charges. As a rate to revenue, adjusted operating income decreased to 5.8% from 8.2% last year.

•	EPS of $0.03 compared to EPS of $0.43 last year. Adjusted EPS of $0.37 excludes $0.34 of impairment, restructuring and related costs.

Fiscal Year 2019 Results

•	Total net revenue for the 52 weeks ended February 1, 2020, increased $272 million, or 7% to a record $4.3 billion compared to $4.0 billion for the 52 weeks ended February 2, 2019.

•	Consolidated comparable sales increased 3% over the period ended February 2, 2019, following an 8% increase last year.

•	By brand, American Eagle comparable sales were up slightly, compared to a 5% increase last year. Aerie’s comparable sales increased 20%, following a 29% increase in 2018.

•

Gross profit increased $35 million, or 2% to $1.52 billion. The gross margin rate decreased 160 basis points to 35.3% of revenue compared to 36.9% last year. Higher markdowns were the primary cause of the reduction to last year. Rent leverage and lower incentives were offset by increased distribution center and delivery costs.

•

Selling, general and administrative expense of $1.03 billion increased 5% from $981 million last year. As a rate to revenue, SG&A leveraged 40 basis points to 23.9%, reflecting lower incentives, partially offset by higher store payroll and professional services.

•	Depreciation and amortization expense increased 6% to $179 million from $168 million last year, improving 10 basis points to 4.1% as a rate to revenue.

•

Operating income of $233 million decreased from $337 million last year. Adjusted operating income of $314 million decreased 7% from $339 million last year. As a rate to revenue, adjusted operating income decreased to 7.3% from 8.4% last year. Adjusted figures exclude impairment and restructuring charges of approximately $80 million in fiscal 2019 and restructuring and related charges of $2 million in 2018.

•

EPS of $1.12 compared to EPS of $1.47 last year. Adjusted EPS of $1.48 excludes $0.36 of impairment, restructuring and related charges and was flat compared to adjusted EPS of $1.48 last year, which excluded $0.01 of restructuring and related charges.

Impairment, Restructuring and Related Charges

In the fourth quarter of 2019, the company incurred impairment, restructuring and related charges of approximately $76 million pre-tax, or $0.34 per share after-tax. Approximately $65 million of the pre-tax charges related to the non-cash impairment of 20 stores and the remainder primarily reflected severance and other costs.

For the full year 2019, the company incurred impairment, restructuring and related charges of approximately $80 million pre-tax, or $0.36 per share after-tax, including approximately $4 million of pre-tax restructuring charges incurred in the first half of the year. This compared to $2 million of pre-tax restructuring and related charges for the full year 2018, or approximately $0.01 per share after-tax.

Inventory

Total ending inventory at cost increased 5% to $446 million. The increase largely reflected inventory to support strong demand for AE Jeans, including new styles and expanded sizes, and Aerie store openings. Clearance inventory units were down to last year.

Capital Expenditures

In 2019, capital expenditures totaled $210 million. For fiscal 2020, the company expects capital expenditures to be in the range of $225 to $275 million, with the increase primarily driven by investments in the distribution network, as well as Aerie store openings.

Shareholder Returns, Cash and Investments

During 2019, the company returned $205 million to shareholders through cash dividends and share repurchases. We paid dividends of $93 million and repurchased 6.3 million shares for $112 million. The company ended the year with total cash and short-term investments of $417 million, a decrease from $425 million at the end of 2018.

Store Information

We ended the year with a total of 1,095 stores. During the year, the company opened 27 AE stores and closed 21, ending the year with 940 AE stores. Included in the AE store count are 174 Aerie side-by-side locations, of which 28 opened and 1 closed in 2019. Additionally, the company opened 37 Aerie stand alone stores and closed 4, ending the year with 148 Aerie stand-alone locations and 322 total Aerie stores. Internationally, the company ended the year with 217 licensed stores. For additional information, see accompanying table.

First Quarter 2020 Outlook

Based on an anticipated comparable sales increase in the low single digits, management expects first quarter 2020 EPS to be approximately $0.20 to $0.22. This guidance excludes potential asset impairment and restructuring charges. Last year’s first quarter reported EPS of $0.23 included $0.01 of restructuring charges. Excluding these items, last year’s adjusted EPS was $0.24. See the accompanying table for the GAAP to Non-GAAP reconciliation.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 4:15 p.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.aeo-inc.com to access the webcast and audio replay. Additionally, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Management believes that this non-GAAP information is useful for an alternate presentation of the company’s performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. Our purpose is to show the world that there’s REAL power in the optimism of youth. The company operates more than 1,000 stores in the United States, Canada, Mexico, and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 200 international locations operated by licensees in 24 countries. For more information, please visit www.aeo-inc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent our expectations or beliefs concerning future events, including first quarter 2020 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on many important factors, some of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “potential,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of the company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019 and in any subsequently-filed Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission in some cases have affected, and in the future could affect, the company’s financial performance and could cause actual results for the first quarter 2020 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

CONTACT:

Olivia Messina

412-432-3300

LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	February 1,	February 2,
	2020	2019
ASSETS
Cash and cash equivalents	$361,930	$333,330
Short-term investments	55,000	92,135
Merchandise inventory	446,278	424,404
Accounts receivable	119,064	93,477
Prepaid expenses and other	65,658	102,907

Total current assets	1,047,930	1,046,253

Property and equipment, net	735,120	742,149
Operating lease right-of-use assets	1,418,916	—
Intangible assets, including goodwill	53,004	58,167
Non-current deferred income taxes	22,724	14,062
Other assets	50,985	42,747

Total Assets	$3,328,679	$1,903,378

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$285,746	$240,671
Current portion of operating lease liabilities	299,161	—
Accrued income and other taxes	9,514	20,064
Accrued compensation and payroll taxes	43,537	82,173
Unredeemed gift cards and gift certificates	56,974	53,997
Other current liabilities and accrued expenses	56,824	145,740

Total current liabilities	751,756	542,645

Non-current operating lease liabilities	1,301,735	—
Other non-current liabilities	27,335	73,178

Total non-current liabilities	1,329,070	73,178

Commitments and contingencies	—	—
Preferred stock	—	—
Common stock	2,496	2,496
Contributed capital	577,856	574,929
Accumulated other comprehensive income	(33,168)	(34,832)
Retained earnings	2,108,292	2,054,654
Treasury stock	(1,407,623)	(1,309,692)

Total stockholders’ equity	1,247,853	1,287,555

Total Liabilities and Stockholders’ Equity	$3,328,679	$1,903,378

Current Ratio	1.39	1.93

The Company adopted ASC 842, Leases as of February 3, 2019 under the modified retrospective approach and has not revised comparative periods.

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	GAAP Basis
	13 Weeks Ended
	February 1,	% of	February 2,	% of
	2020	Revenue	2019	Revenue
Total net revenue	$1,314,631	100.0%	$1,244,199	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	906,884	69.0%	813,592	65.4%

Gross profit	407,747	31.0%	430,607	34.6%
Selling, general and administrative expenses	286,647	21.8%	287,966	23.1%
Impairment and Restructuring charges	76,223	5.8%	—	0.0%
Depreciation and amortization	44,401	3.4%	41,241	3.3%

Operating income	476	0.0%	101,400	8.2%
Other income, net	1,184	0.1%	2,279	0.1%

Income before income taxes	1,660	0.1%	103,679	8.3%
Provision (benefit) for income taxes	(3,104)	-0.3%	27,511	2.2%

Net income	$4,764	0.4%	$76,168	6.1%

Net income per basic share	$0.03		$0.44
Net income per diluted share	$0.03		$0.43

Weighted average common shares outstanding - basic	167,412		174,742
Weighted average common shares outstanding - diluted	168,282		176,254

	GAAP Basis
	52 Weeks Ended
	February 1,	% of	February 2,	% of
	2020	Revenue	2019	Revenue
Total net revenue	$4,308,212	100.0%	$4,035,720	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	2,785,911	64.7%	2,548,082	63.1%

Gross profit	1,522,301	35.3%	1,487,638	36.9%
Selling, general and administrative expenses	1,029,412	23.9%	980,610	24.3%
Impairment and Restructuring charges	80,494	1.9%	1,568	0.0%
Depreciation and amortization	179,050	4.1%	168,331	4.2%

Operating income	233,345	5.4%	337,129	8.4%
Other income, net	11,933	0.3%	7,971	0.2%

Income before income taxes	245,278	5.7%	345,100	8.6%
Provision for income taxes	54,021	1.3%	83,198	2.1%

Net income	$191,257	4.4%	$261,902	6.5%

Net income per basic share	$1.13		$1.48
Net income per diluted share	$1.12		$1.47

Weighted average common shares outstanding - basic	169,711		176,476
Weighted average common shares outstanding - diluted	170,867		178,035

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended
	February 1, 2020
	Operating Income	Net Income	Diluted Earnings per Common Share	Effective Tax Rate
GAAP Basis	$476	$4,764	$0.03	(187.0%)
% of Revenue	0.0%	0.4%

Add:Asset Impairment & Restructuring charges(1):	76,223	61,055	0.36
Tax(2)		(3,435)	(0.02)	see note (2)

	76,223	57,620	0.34

Non-GAAP Basis	$76,699	$62,384	$0.37	19.9%
% of Revenue	5.8%	4.7%

(1)	$76.2 million pre-tax impairment and restructuring charges.

•	$64.5 million of leasehold improvements, store fixtures, and operating lease right of use assets and a $1.7M goodwill impairment charge

•	$10.0 million of restructuring charges including $4.2M of joint business venture exit charges, $4.0M of corporate and field severance, and $1.8M of market transition costs in Japan

(2)

GAAP tax rate of -187% included the impact of valuation allowances on impairment and restructuring charges. Excluding the impact of those items resulted in an adjusted 19.9% tax rate for the quarter. The 206.9% difference is primarily driven by the size of this tax benefit compared to fourth quarter pre-tax income.

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	52 Weeks Ended
	February 1, 2020
	Operating Income	Net Income	Diluted Earnings per Common Share
GAAP Basis	$233,345	$191,257	$1.12
% of Revenue	5.4%	4.4%

Add: Asset Impairment & Restructuring Charges(1):	80,494	61,216	$0.36

Non-GAAP Basis	$313,839	$252,473	$1.48
% of Revenue	7.3%	6.0%

(1)	$80.5 million pre-tax impairment and restructuring charges.

•	$64.5 million of leasehold improvements, store fixtures, and operating lease right of use assets and a $1.7M goodwill impairment charge

•

$14.2 million of restructuring charges including $6.7M of corporate and field severance, $4.2M of joint business venture exit charges, $1.8M of market transition costs in Japan and $1.5M of China severance and closure costs for company-owned and operated stores

•

GAAP tax rate of 22.0% included the impact of valuation allowances on impairment and restructuring charges. Excluding the 0.5% impact of those items resulted in an adjusted 22.5% tax rate for the year.

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	52 Weeks Ended
	February 2, 2019
	Operating Income	Net Income	Diluted Earnings per Common Share
GAAP Basis	$337,129	$261,902	$1.47
% of Revenue	8.4%	6.5%

Add: Restructuring Related Charges(1):	1,568	1,188	0.01

Non-GAAP Basis	$338,698	$263,090	$1.48
% of Revenue	8.4%	6.5%

(1)	- $1.6 million for pre-tax corporate charges, primarily consisting of corporate severance charges

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

13 Weeks Ended
May 4, 2019
Diluted income per common share
GAAP Basis	$0.23
% of Revenue

Add: Restructuring Charges(1):	0.01

Non-GAAP Basis	$0.24
% of Revenue

(1)	- $1.5 million for pre-tax corporate restructuring charges, primarily consisting of severance and closure costs for our company-owned and operated stores in China

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	Fourth Quarter Comparable Sales
	2019	2018
American Eagle Outfitters, Inc. (1)	2%	6%
AE Total Brand (1)	-3%	3%
Aerie Total Brand (1)	26%	23%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

	YTD Fourth Quarter Comparable Sales
	2019	2018
American Eagle Outfitters, Inc. (1)	3%	8%
AE Total Brand (1)	0%	5%
Aerie Total Brand (1)	20%	29%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

STORE INFORMATION

(unaudited)

	Fourth Quarter	YTD Fourth Quarter	Fiscal 2020
	2019	2019	Guidance
Consolidated stores at beginning of period	1,094	1,055	1,095
Consolidated stores opened during the period
AE Brand	8	27	10 - 15
Aerie stand-alone	8	37	55 - 60
Tailgate Clothing Co.	0	1	0
Todd Snyder	0	1	0
Consolidated stores closed during the period
AE Brand	(13)	(21)	(10) - (20)
Aerie stand-alone	(2)	(4)	(5) - (10)
Tailgate Clothing Co.	0	(1)	0

Total consolidated stores at end of period	1,095	1,095	1,130 - 1,155
AE Brand	940
Aerie stand-alone	148
Aerie side-by-side(2)	174
Tailgate Clothing Co.	5
Todd Snyder	2
Stores remodeled and refurbished during the period	10	45	30 - 40
Total gross square footage at end of period (in ‘000)	6,831	6,831	Not Provided

International license locations at end of period (1)	217	217	30 - 35
Aerie Openings
Aerie stand-alone	8	37	55 - 60
Aerie side-by-side stores (2)	5	28	5 - 10

Total side-by-side	5	28	5 - 10

Total Aerie Openings	13	65	60 - 70

(1)	International license locations are not included in the consolidated store data or the total gross square footage calculation.
(2)	Aerie side-by-side stores are included in the AE Brand store count as they are considered part of the AE Brand store to which they are attached.